                                                                      Exhibit 12

                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratio)
                                  (Unaudited)

                                                            Six Months Ended
                                                             June 30, 2001
                                                             -------------
Earnings:
 Loss before income taxes                                        $(73,362)
 Adjustments:
 Net interest expense (1)                                          40,896
 Amortization of capitalized interest                               3,153
 Portion of rental expense representative of interest               1,470
 Undistributed income of affiliate                                  6,362
 Minority interest                                                 25,088
                                                                 --------
                                                                                $3,607
                                                                                ======



Fixed Charges:
  Net interest expense (1)                                       $ 40,896
  Capitalized interest                                              6,642
  Portion of rental expense representative of interest              1,470
                                                                 --------

                                                                               $49,008
                                                                               =======


Ratio of earnings to fixed charges                                   0.07
                                                                     ====

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.